Exhibit 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
B. Allen Connell, Director of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. REPORTS $75 MILLION TACK ON COMMITMENT AND LOWERS INTEREST RATE BY 125 BPS IN AMENDMENT TO SECOND LIEN TERM LOAN

HOUSTON, December 21, 2006 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) announced today that it has completed an amendment to its existing $150 million second lien term loan agreement (“Amended Term Loan”). The Amended Term Loan provides for a number of changes including (1) a $75 million additional term loan commitment (“Tack On”) which the Company expects to close and fund on January 3, 2007, (2) a 125 basis points reduction in the annual interest rate to LIBOR plus 475 from LIBOR plus 600, and (3) more flexibility in the 2007 net debt coverage covenants, reverting to or improving on the original first year coverage ratios.

The net proceeds from the Tack On, after arrangement and legal fees, will be approximately $72 million. The net proceeds will be used to: (1) repay the outstanding indebtedness under our first lien credit facility with JPMorgan Chase and (2) to partially fund the 2007 capital expenditures program, largely focused on our drilling program in the Barnett Shale area, and for general corporate purposes. The Company will continue to maintain its first lien credit facility which will have an undrawn borrowing base availability of $54.3 million after the Tack On is funded on January 3, 2007.

“We are very happy with the continued support and confidence that the Company has received from our institutional lenders, evidenced by this financing,” commented Paul F. Boling, Carrizo's Vice President and Chief Financial Officer. “This new financing provides significant funding for our capital expenditures program, including the continued aggressive development of our Barnett Shale program, where we plan to add a fourth operated drilling rig in January 2007. Also, the Term Loan will continue to enhance our financial flexibility in the future by allowing for the continued growth in our borrowing base availability under the first lien credit facility as our drilling adds to the underlying oil and gas reserve value.”

Credit Suisse First Boston acted as sole arranger for the second lien term loan syndication effort.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven trends in the Barnett Shale area in North Texas and along the Texas and Louisiana onshore Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including the first lien credit facility, use of proceeds from the Term Loan, satisfaction of closing conditions, benefits and effects of new financing arrangements, capital expenditures program, capital structure, financial flexibility, borrowing base availability, oil and gas reserve value and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the fact that the funding of the credit agreements is subject to closing conditions and there may be a failure to satisfy these conditions on or before the expected time or at all, the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather, general market conditions and other risks described in the Company's Form 10-K/A for the year ended December 31, 2005 and its other filings with the Securities and Exchange Commission.